Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES’ BOARD MEMBER AMENDS EXISTING

RULE 10B5-1 STOCK TRADING PLAN

Foster City, CA, August 18, 2005 – Gilead Sciences, Inc. (Nasdaq: GILD) today announced the amendment of the stock trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 established on August 16, 2004 by James M. Denny, Gilead’s non-executive Chairman of the Board.

Commencing with the fourth quarter of this year and during each of the quarters ending with the fourth quarter of 2007, the amended plan provides for the exercise of options on 40,000 shares and sale of 30,000 of such shares. The original plan provided for the exercise of options on 20,000 shares and sale of 15,000 of such shares during such quarters, and during the third quarter of this year, the amended plan will continue to provide for the exercise of options on 20,000 shares and sale of 15,000 of such shares.

The plan — both as originally adopted and as amended — defers any quarterly exercise and related sale when the market price is less than $25.00 to the following quarter during the plan period.

Mr. Denny executed the plan in light of the scheduled expiration of options during the plan period and the following year, and the plan — both as originally adopted and following the amendment — provides that any option that is soon to expire will be exercised when the market price, even though less than $25.00, is at least 10 percent greater than its exercise price, with the acquired shares generally being sold to the extent necessary to fund costs arising from the exercise and sale.

The transactions under the plan are disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission. George P. Shultz, PhD, a member of Gilead’s Board of Directors, maintains a stock trading plan under Rule 10b5-1, and other officers and directors of the company may do so in the future.

Rule 10b5-1 allows insiders to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions when the insider may be aware of non-public information. Such plans also allow insiders to diversify their holdings and to minimize the market effect of stock sales by spreading them out over time.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264